Exhibit 99.1

Redwood Holdco, LP (“Redwood”) held Class B common stock, par value $0.0001 per share, of the Issuer and LLC units (“Opco LLC Units”) of Redwood Intermediate LLC (“Opco LLC”). AP VIII Aspen Holdings, L.P. (“Aspen Holdings”) held Class A common stock, par value $0.0001 per share, of the Issuer.

On August 11, 2022, the Issuer completed the previously disclosed mergers pursuant to that Merger Agreement between the Issuer, Chicken Soup for the Soul Entertainment, Inc. (“CSSE”), RB First Merger Sub Inc. (“Merger Sub Inc,”), RB Second Merger Sub LLC (“Merger Sub LLC”), Redwood Opco Merger Sub LLC (“Opco Merger Sub LLC”), and Opco LLC. Immediately prior to the closing of the mergers, pursuant that certain Contribution and Exchange Agreement, dated May 10, 2022, Aspen Parent, Inc., the sole stockholder of New Outerwall, Inc. (“New Outerwall”), contributed $28,848,882.87 in outstanding B-2 facility first lien term loans (the “Term Loans”) to New Outerwall; New Outerwall then contributed the Term Loans to Redwood; Redwood then contributed the Term Loans to Opco LLC in exchange for 4,035,943 shares of Class B common stock of the Issuer and an equivalent number of Opco LLC Units. At the closing of the mergers, each share of Class A common stock of the Issuer and each Opco LLC Unit was cancelled and automatically deemed for all purposes to represent the right to receive 0.087 shares of CSSE Class A common stock, and each share of Class B common stock of the Issuer was automatically cancelled for no additional consideration.

The general partner of Redwood is Redwood Holdco GP, LLC (“Redwood GP”). New Outerwall is the sole limited partner of Redwood and the sole member of Redwood GP. New Outerwall is an indirect majority owned subsidiary of Aspen Holdings. The general partner of Aspen holdings is AP VIII Aspen Holdings GP, LLC (“Aspen GP”) and Apollo Management VIII, L.P. (“Management VIII”) is the sole member of Aspen GP. AIF VIII Management, LLC (“AIF VIII”) serves as the general partner of Management VIII. Apollo Management, L.P. (“Apollo Management”) serves as the sole member and manager of AIF VIII and Apollo Management GP, LLC (“Management GP”) serves as the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) serves as the sole member and manager of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) serves as the general partner of Management Holdings.

The reporting persons and Messrs. Marc Rowan, Scott Kleinman and James Zelter, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all the shares of Class B common stock held by Redwood and all the shares of Class A common stock held by Aspen Holdings, except to the extent of any pecuniary interest therein, and the filing of this Form 4 shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.